Exhibit 1.01

Philips Conflict Minerals Report

This Conflict Minerals Report for Koninklijke Philips N.V. (hereafter “Royal Philips’’, “Philips”, or “our”) covers the reporting period from January 1, 2021 to December 31, 2021, and has been prepared pursuant to Rule 13p-1 and Form SD promulgated under the Securities Exchange Act of 1934.

This Conflict Minerals Report is filed as Exhibit 1.01 to Philips’ Specialized Disclosure Report on Form SD and is also posted on the Philips conflict minerals website1 2.

[1]	More information can be found here: https://www.philips.com/a-w/about/environmental-social-governance/environmental/supplier-sustainability/responsible-sourcing-of-minerals.html
[2]

The content of any website, including any website of Royal Philips, referred to in this Conflict Minerals Report is included for general information only and is not incorporated by reference in the Conflict Minerals Report or Form SD.

Contents

1.	Introduction	3
2.	Philips conflict minerals program	3
	Philips	3
	Supply chain characteristics for 3TG	4
	Philips conflict minerals due diligence program	4
	OECD Step 1: Company Management system	5
	OECD Step 2: Risk identification and assessment	6
	OECD Step 3: Strategy to respond to identified risks	7
	OECD Step 4: Audits of smelter due diligence practices	7
	OECD Step 5: Report annually on supply chain due diligence.	7
3.	Reasonable country of origin inquiry results	8
4.	Conflict minerals due diligence framework & measures	10
	Framework	10
	Measures	10
5.	Conflict minerals due diligence outcomes	11
6.	Determination	12
7.	Steps to improve future Philips conflict minerals due diligence program	12
8.	List of smelter facilities	14
9.	Data sources used	22
10.	Abbreviations	22

1. Introduction

Rule 13p-1 under the Securities Exchange Act of 1934, as amended, requires a company to make disclosures, for each calendar year, if conflict minerals are necessary to the functionality or production of a product manufactured by the registrant or contracted by the registrant to be manufactured. The specified minerals are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin, and tungsten (henceforth referred to as “3TG”).

Philips has concluded that for the period from January 1, 2021 to December 31, 2021:

•	Philips has manufactured and contracted to manufacture products as to which 3TGs are necessary to the functionality or production;

•

Based on the reasonable country of origin inquiry (RCOI), Philips knows or has reason to believe that a portion of its necessary 3TGs originated or may have originated from the Democratic Republic of the Congo (DRC) or an adjoining country and knows or has reason to believe that they may not be solely from recycled or scrap sources; and

•

Based on Philips’ due diligence measures on the source and chain of custody of those necessary 3TGs used in its products, Philips is unable to determine for all 3TGs used in its products whether they originated from the DRC or an adjoining country.

2. Philips conflict minerals program

Philips

Royal Philips (NYSE: PHG, AEX: PHIA) is a leading health technology company focused on improving people’s lives across the health continuum – from healthy living and prevention, to diagnosis, treatment, and home care. Applying advanced technologies and deep clinical and consumer insights, Philips delivers integrated solutions that address the Quadruple Aim: improved patient experience, better health outcomes, improved staff experience, and lower cost of care. The company is a leader in diagnostic imaging, image-guided therapy, patient monitoring and health informatics, as well as in consumer health and home care.

In 2021, Royal Philips was organized around the following reportable segments:

•	Diagnostic & Treatment businesses: Diagnostic Imaging, Ultrasound, Enterprise Diagnostic Informatics, and Image Guided Therapy

•	Connected Care businesses: Hospital Patient Monitoring, Emergency Care, Sleep & Respiratory Care, and Connected Care Informatics

•	Personal Health businesses: Oral Healthcare, Mother & Child Care, and Personal Care

•	Other: Innovation, IP Royalties, Central Costs, Other

On March 25, 2021 Philips announced that it has signed an agreement to sell its Domestic Appliances business, a global leader with EUR 2.2 billion sales in 2020 in kitchen, coffee, garment care and home care appliances, to Hillhouse Capital, a global investment firm focused on helping companies achieve long-term sustainable growth through digital innovation and enablement. Since the completion of the sale of the Domestic Appliances business (formerly part of the Personal Health businesses), it is no longer consolidated by Philips as from September 1, 2021 and therefore is not included in the present report.

Supply chain characteristics for 3TG

The supply chain for 3TGs consists of many tiers. Before reaching Philips’ direct suppliers, in general, 3TGs will go from mines to traders, exporters, smelters or refiners (collectively referred to in this report as smelters), alloy producers and component manufacturers, and sometimes intermediate suppliers. One or more of the 3TG metals are contained in the vast majority of Philips products, typically in small quantities. Philips sources products and components from approximately 5,800 first tier suppliers globally. First tier suppliers are those suppliers that Philips selected and with whom Philips has a direct business relationship. These first tier suppliers may select their suppliers (second tier suppliers), which in turn may have their own group of suppliers (third-tier), and so on. There may be seven or more tiers in the supply chain between a 3TG mine and Philips. Philips works with its first tier suppliers to investigate the deeper levels of the supply chain, to determine the origin of 3TGs contained in Philips products.

Philips conflict minerals due diligence program

Due to Philips’ position in the supply chain and its limited insight in and leverage over the lower levels of the supply chain, Philips engages and actively cooperates with other industry members. As encouraged in the third edition of the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (including its supplements on 3TG, referred to in this report as “OECD Guidance”), the internationally recognized standard on which Philips’ system is based, Philips supports an industry initiative, the Responsible Minerals Initiative (RMI), that uses an independent third-party audit to identify smelters that have systems in place to assure sourcing of only conflict-free materials. The RMI, formerly known as the Conflict Free Sourcing Initiative (CFSI), was founded by members of the Responsible Business Alliance (RBA), formerly known as the Electronic Industry Citizenship Coalition (EICC), and the Global e-Sustainability Initiative (GeSI).

The data on which certain statements in this report are based were obtained through Philips’ membership in the RMI, using the RMI Reasonable Country of Origin Inquiry report3. In addition, Philips uses the tools and supports the initiatives developed by the RMI especially the Conflict Minerals Reporting Template (CMRT) and Responsible Minerals Assurance Process (RMAP), formerly known as the Conflict Free Smelter Program (CFSP).

[3]

This list provides country of origin information for smelting and refining facilities that are validated through the Responsible Minerals Assurance Process. This data is based on the results of independent third-party audits and is available to RMI member companies only. The audit standard is developed according to global standards including the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act.

Philips designed its conflict minerals supply chain due diligence program with reference to the OECD Guidance and the five steps described in the supplements on 3TG.

OECD Step 1: Company Management system

Philips adopted a position paper on responsible sourcing in relation to conflict minerals. The position paper is posted on Philips’ website. In addition, Philips has communicated its position on conflict minerals to all priority suppliers (see below section “OECD Step 2” for the definition of priority suppliers). Philips has committed not to purchase raw materials, subassemblies, or supplies, which Philips knows contain conflict minerals that directly or indirectly finance or benefit armed groups in the Democratic Republic of the Congo (DRC), an adjoining country or any conflict-affected or high-risk areas (CAHRAs). Philips’ program goals, as described in the position paper, encourage the development of initiatives to:

•	Stop the trade in conflict minerals from mines that directly or indirectly finance or benefit armed groups anywhere in the world.

•	Enable responsible sourcing of minerals from conflict-affected and high-risk areas, the DRC, and, adjoining countries, thereby supporting the development of the local economy and communities.

Philips created and maintains an internal conflict minerals team to manage the implementation and progress of Philips’ due diligence efforts. The internal team consists of representatives from Procurement, Sustainability, Finance, Export Control, Legal and the Secretariat of the General Business Principles (GBP) Review Committee.

Philips established a system of control and transparency over its 3TG supply chains by creating a process to engage a group of first tier priority suppliers and request them to submit information to Philips using the CMRT4. The information submitted by priority suppliers includes information gathered by those suppliers about the smelters identified in their own supply chains. The information has been used by Philips to assess the due diligence efforts implemented by priority suppliers, and to identify smelters in the supply chain.

Philips made responsible sourcing of minerals a supplier contract requirement. The Philips Supplier Sustainability Declaration5 (SSD) includes a provision about Responsible Sourcing of Minerals. The SSD is part of the general conditions of purchase, and of the purchasing agreements signed with suppliers. It requires suppliers to have a policy in place to reasonably assure that their 3TG does not directly or indirectly finance or benefit armed groups that are perpetrators of serious human rights abuses in the DRC, an adjoining country or CAHRAs, and to exercise due diligence on the source and chain of custody.

For first tier suppliers, Philips has a supplier sustainability performance program6 in place in which, amongst others, the implementation of the SSD is assessed. Responsible Sourcing of Minerals is one of the topics reviewed in this program. In case non-conformances are identified during the assessment, suppliers are requested to make a corrective action plan and Philips monitors the implementation of this plan until the non-conformance is corrected.

[4]	The CMRT is a survey tool developed by the RMI to standardize collection of due diligence information in the supply chain.
[5]

More information on the Supplier Sustainability Declaration can be found here: https://www.philips.com/c-dam/corporate/about-philips/company/suppliers/supplier-sustainability/policies/philips-supplier-sustainability-declaration.pdf

[6]

More information about the Philips supplier sustainability performance program can be found here: https://www.philips.com/a-w/about/company/suppliers/supplier-sustainability/our-programs/supplier-sustainability-assessment.html

Multiple communication channels exist to serve as grievance mechanisms for early-warning risk awareness. Philips has the Philips Speak Up policy and underlying Speak Up mechanism that enables its stakeholders (including employees, former employees and third parties) to inform Philips of any concerns they may have. Internally, its personnel can (anonymously) report possible violations of Philips General Business Principles (GBP)7 and other policies including those related to 3TG supply chains via the GBP Compliance Officer or Philips Speak Up using the hotline or a web intake form. Third parties can also use Philips Speak Up to file a complaint.8 In addition, stakeholders can use the email address Conflict_Free_Minerals@Philips.com or existing industry grievance mechanisms like RMI and ITRI’s Tin Supply Chain Initiative (iTSCi) to file complaints related to 3TG.

OECD Step 2: Risk identification and assessment

Given the large number and diversity of Philips’ suppliers, Philips focuses its efforts on a group of first tier priority suppliers (referred to as “priority suppliers”) and works with them to identify the smelters in their supply chain. Priority suppliers are selected based on two primary elements:

•	Purchasing spend

The suppliers in the top 80% of Philips’ spend of relevant commodities are selected as priority suppliers. Philips uses a system to classify suppliers in commodity groups, for example, plastics, packaging, and metals. Philips excluded suppliers in commodity groups for which it is unlikely that one or more of the 3TGs are contained in the products, for example, software suppliers and packaging suppliers.

•	Usage of 3TG

The suppliers which provide a high quantity of 3TG materials are selected as priority suppliers. Even if these suppliers are not part of the top 80% relevant purchasing spend, Philips includes the suppliers as they are supplying a relatively high quantity of 3TG materials.

All identified priority suppliers receive a letter formally requesting them to:

•

Adopt a policy to reasonably assure that the 3TG in their products does not directly or indirectly finance or benefit armed groups in the DRC, an adjoining country, or any conflict-affected or high-risk areas (CAHRAs).

•

Identify all 3TG smelters in their supply chain. If they do not source directly from smelters, they are asked to pass on this request to their suppliers (who may have to pass it on to their suppliers, until the smelters are identified).

•	Cascade Philips’ request to only source from RMAP (or equivalent) compliant smelters to their suppliers and ask them to do the same with their next tier partners.

•	Report back to Philips by filling in the CMRT.

A Philips conflict minerals team is available to increase awareness amongst priority suppliers and to help them meet Philips’ expectations/requirements. Different background and training materials are made available to suppliers.

Philips reviews each received supplier CMRT and assesses whether it meets Philips’ acceptance criteria regarding completeness, adoption of a conflict-free policy, data collection from next tier suppliers, and smelter

[7]	More information about the Philips General Business Principles can be found here: https://www.philips.com/a-w/about/investor/governance/business-principles.html
[8]	More information can be found here: https://secure.ethicspoint.eu/domain/media/en/gui/100518/index.html identification and disclosure. Suppliers who provided a CMRT that did not meet the acceptance criteria, and suppliers who provided incomplete or potentially inaccurate information, were requested to take corrective actions, and update their CMRT accordingly.

Philips reviews the supplier CMRTs to determine if there are any findings that indicate a need to conduct further due diligence and gather more detailed information.

Philips evaluates the smelters identified in the supplier CMRTs based on various sources of available information. Philips mainly uses the Responsible Minerals Assurance Process (RMAP) compliant and active9 smelter list to evaluate the identified smelters. RMAP recognizes and includes smelters from other lists such as the London Bullion Metal Association (LBMA) and Responsible Jewelry Council (RJC). Philips may also use other sources of information to assess potential risk. In addition, Philips uses numerous factors to determine the level of risk that each smelter poses to the supply chain by identifying red flags. These factors include geographic proximity to the DRC, Covered Countries, or an embargoed country/region; Known mineral source country of origin; RMAP audit status; Credible evidence of unethical or conflict sourcing; and Peer Assessments conducted by credible third-party sources, including international organizations.

OECD Step 3: Strategy to respond to identified risks

Progress and findings of the supply chain risk assessment are regularly reported to senior management. The risk management plan adopted by Philips is in accordance with its policy to ultimately discontinue doing business with any supplier found to be purchasing 3TG material which directly or indirectly finances or benefits armed groups in the DRC, adjoining countries, or CAHRAs, after attempts at corrective actions are not successful.

To monitor and track performance of risk management efforts, Philips uses data reported by suppliers in the CMRTs and updates of the RMAP compliant smelter list. The status is discussed internally in monthly reviews with the conflict minerals team and reported to senior management.

Philips requests priority suppliers to update and resend their CMRT when additional information becomes available to such suppliers. When updates are received, the CMRT review step as described above is repeated to assess and mitigate risks.

OECD Step 4: Audits of smelter due diligence practices

The fourth step in the OECD guidance is to carry out independent third-party audits of supply chain due diligence at identified points in the supply chain. Philips is a member of RMI and uses information provided by the RMI for this step. Through its membership, Philips has access to the RMI RCOI report data which is used to identify the minerals country of origin and conflict-free status of smelters.

Philips contributes to the RMI as a member company and encourages smelters to participate in the RMAP through direct communication and smelter outreach communication.

OECD Step 5: Report annually on supply chain due diligence.

Since 2014, Philips reports annually on supply chain due diligence by filing a Form SD and Conflict Minerals Report with the SEC. Philips has been including certain disclosures about the use of conflict minerals since 2009,

[9]

RMI active smelter and refiners are at various stages of the audit cycle (undergoing or committed to undergo the audit). The full definition of RMI “active” smelters can be found here: http://www.responsiblemineralsinitiative.org/active-smelters-refiners/

even before the SEC’s rules first became effective. A dedicated conflict minerals website with information for consumers, customers and suppliers is available. In 2012, Philips was the first company to publish its smelter list and continues to regularly update this list as more information becomes available.

3. Reasonable country of origin inquiry results

As described above, SEC rules provide that if, after conducting in good faith, a reasonable country of origin inquiry, an SEC registrant determines, or has reason to believe, that any of the 3TGs used in connection with the products for which it is responsible may have originated in the DRC or an adjoining country, or did not come from recycled or scrap sources, the registrant should conduct due diligence on the source and chain of custody of its conflict minerals, following a nationally or internationally recognized framework.

Philips identified 176 priority suppliers and used the data provided by these suppliers in their CMRTs to identify the smelters in the Philips supply chain. These smelters may have been used to process 3TG metals contained in Philips’s products.

Philips achieved a 95% response rate in its supply chain investigation and 78% of the submitted CMRTs met or exceeded the Philips’ 2021 minimum acceptance criteria. The newly imposed sanctions relating to the events in Ukraine and further enforcement of adoption of the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, which allow for an adjustment period before being fully implemented in the supply chain, had an impact in the number of accepted CMRTs, resulting in a lower response rate than of 85% in 2020. The focus of the next reporting year will be to provide suppliers with additional support to revise their own due diligence programs and ensure alignment with international best practices to achieve a similar approval rate to previous years. Names of 349 different entities were provided by priority suppliers as part of their smelter lists.

However, some of the entities named by the priority suppliers may not be smelters. Philips used the “Smelter Look-up” in the CMRT version 6.1 and RMI smelter database information as a reference to compile the Philips Smelter List. The RMI recommends using version 6.01 or higher of the CMRT for the current reporting year. Philips has followed this recommendation and has used version 6.1 of the CMRT to conduct its due diligence for this report. However, version 6.1 is not the most recent version of the CMRT. The most recent version of the CMRT is version 6.22, which was released on May 11, 2022, after the due diligence for this report was carried out.

Based on the CMRT “Smelter Look-up”, Philips identified a total of 332 listed smelters in the supply chain out of the 349 names reported to Philips. According to the RMI smelter database information, among the 349 listed smelters, 15 have ceased or suspended operations.

Philips researched the remaining 2 non-listed entities and concluded that both have discontinued operations as smelters and have been recognized in the RMI smelter database after the release of CMRT version 6.1. Therefore, in 2021, Philips identified 332 eligible smelters, excluding the smelters that have discontinued, ceased or suspended operations, and did not identify any named entities that we could not determine the status of.

As a result of focusing on improving the smelter data quality received from the priority suppliers, Philips was able to reduce the number of non-recognized smelters from 85 reported in 2015, to 9 reported in 2016, to 5 reported in 2017, to 3 reported in 2018, and finally to 0 since 2019.

The majority of the identified smelters are located in Asia, with 81 smelters in China, followed by Japan (30) and Indonesia (29).

Results of the RCOI (Reasonable Country of Origin Inquiry)

	Gold	Tantalum	Tin	Tungsten	Total
Smelters known to source from the DRC	0	22	5	5	32
Smelters known to source from the DRC adjoining countries	2	1	1	7	11
Smelters known to source from CAHRAs	4	24	6	13	47
Smelters known to process only recycled or scrap materials	8	2	5	3	18
Smelters known to source from outside the DRC or adjoining countries	97	12	44	29	182
Smelters that disclosed mineral country of origin to auditors only	0	0	0	0	0
Smelters with unknown mineral origin	66	1	31	9	107

For the 332 identified smelters, Philips used the RMI Reasonable Country of Origin Inquiry (RCOI) report. This country of origin data is available for smelters that successfully completed an RMAP audit and chose to disclose their sourcing countries to the RMI. One of the identified RMAP compliant gold smelters chose to disclose its mineral country of origin to auditors only. The table above shows the results of the RCOI. The total number shown in the table is not equal to the total number of identified smelters, because a smelter may fall into more than one category (e.g., a smelter can source from both the DRC as well as from countries outside the DRC). As the RMI generally does not specify individual countries of origin of 3TGs processed by audited smelters and some of the smelters do not disclose origin information, we were not able to determine with certainty the specific countries of origin of 3TGs processed by the identified smelters.

In the CMRTs received, 47 suppliers indicated that their products contain 3TG metals that originated or potentially originated from the DRC, adjoining countries or CAHRAs. We then performed due diligence on the source and chain of custody of the conflict minerals in question.

4. Conflict minerals due diligence framework & measures

Framework

The Philips conflict minerals due diligence framework for the reporting period of calendar year 2021 has been designed to conform in all material respects to the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition (2016), as applicable for downstream companies.

Measures

Below is a description of the measures Philips performed in due diligence on the source and chain of custody of the necessary conflict minerals contained in Philips’ products.

•	Philips updated its position paper on responsible sourcing in relation to conflict minerals.

•

Once a month, the Philips conflict minerals team met to review progress and results of supplier data collection, supplier due diligence and smelter identification. Internal performance reports were created for these meetings. Using data from Supplier Sustainability Scorecards, these reports included an overview of the monthly progress of priority suppliers, as well as, progress highlights, areas of concern, outlook for coming weeks, and identified risks.

•	In total, 12 Supplier Sustainability Scorecards were shared with senior management. Regarding Conflict Minerals, the main topics addressed in the scorecards included:

•	The progress of CMRT collection from priority suppliers

•	The status of supplier CMRTs with regards to meeting Philips’ CMRT acceptance criteria

•

Philips contacted priority suppliers via an invitation letter. Using this letter, Philips requested suppliers to perform supply chain due diligence and fill out a CMRT. In addition, the letter referred to Philips’ expectations and requirements regarding the CMRT. A copy of this letter is posted on the Philips conflict minerals website.

•	In the letter, Philips requests priority suppliers to steer their supply chain towards RMAP (or equivalent) validated smelters only.

•

Philips requested priority suppliers to identify smelters in their supply chain and to report the identified smelters to Philips using the CMRT. In case a lack of progress was observed, Philips followed up with suppliers by sending out multiple reminders via email, as well as, by reaching out via phone.

•

Philips facilitated the learning and development of suppliers. The Philips Conflict Minerals team regularly contacted suppliers via email and phone to monitor the suppliers’ progress, provide additional training, and check whether the conflict minerals requirements of Philips were interpreted correctly.

•

Philips reviewed all received supplier CMRTs to evaluate whether they met Philips’ acceptance criteria regarding completeness, adoption of a conflict-free policy, data collection from next tier suppliers, and smelter identification and disclosure. Suppliers that provided a CMRT that did not meet the acceptance criteria, and suppliers that provided incomplete or potentially inaccurate information, were requested to take corrective actions, and update their CMRT accordingly.

•

Philips reviewed all received supplier CMRTs to determine if there were any areas of concern giving rise to the need to conduct further due diligence and thus gather more information. During the year, Philips has followed up on areas of concern in several cases.

•

Philips reviewed all received supplier CMRTs against the list of smelters that were audited through the RMI’s Responsible Minerals Assurance Process (RMAP) or other independent third-party audit programs.

•

As a member of the RMI, Philips utilized the due diligence conducted on smelters by the RMI’s RMAP. This program uses independent third-party auditors to audit the source and chain of custody of the conflict minerals used by smelters that agree to participate in the RMAP.

•

Philips devised and adopted a risk management plan according to the level of risk in 3TG supply chains. Philips determined the level of risk, considering available information on mineral origin, RMAP compliance status, and possible connection to conflict as reported from credible sources. To mitigate risk, Philips might require high-risk suppliers to take corrective actions, or request smelters with unknown mineral origin to participate in the RMAP.

•	Philips published the “Philips Conflict Minerals Reporting Template” on the Philips conflict minerals website, including a list of smelters identified by the selected priority suppliers during 2021.

•

Philips has filed the Conflict Minerals Report (and the Exhibits thereto) with the SEC for 2013, 2014, 2015, 2016, 2017, 2018, 2019, 2020 and is filing this the Conflict Minerals Report for 2021 on May 25, 2022 as Exhibit 1.01 to Form SD. The report is available on Philips’ conflict minerals website.

•

Philips archives relevant evidence related to its Conflict Minerals Program for at least five years. Records are stored in a manner allowing timely and easy access while protecting the records from unauthorized alteration.

•

Philips has established an internal mechanism allowing its employees to, anonymously, raise possible violations of Philips GBP and other policies including those relating to conflict minerals. In addition, a central conflict minerals email address can be used by external stakeholders to file complaints. Additionally, Philips encourages anyone who suspects a breach of ethical standards in any of Philips’ business activities to report their concerns, in strictest confidence, via the externally hosted Philips Speak Up (Ethics Line). Moreover, as a member of the RMI, Philips encourages submissions of grievance via the RMI Grievance Mechanism. The RMI also serves as a source for an early-warning risk-awareness.

5. Conflict minerals due diligence outcomes

To the best of Philips’ knowledge, none of the smelters identified in Philips’ supply chain are known to source 3TG that directly or indirectly benefit armed groups in the DRC. 251 (76%) of the 332 smelters identified by Philips participated in the RMAP or equivalent audit program. 232 (70%) of the identified smelters successfully passed the RMAP or equivalent audit, thereby confirming their conflict-free status under those standards. 19 (6%) of the identified smelters are in various stages of the audit (so-called “RMI active smelters”). The remaining 81 (24%) identified smelters have not started a valid independent third-party audit to confirm their conflict-free status. Accordingly, the conflict-free status of these 81 unaudited smelters as well as the 19 active smelters that are in various stages of the audit process is reported in this conflict minerals report as undeterminable.

Philips did not discontinue business with any direct suppliers in the reporting period because Philips did not identify any reason to believe that any of the suppliers were purchasing 3TG that directly or indirectly finances or benefits armed groups in the DRC or adjoining countries nor has any supplier refused to continue investigating and potentially eliminate a red flag smelter from the supply chain, if confirmed. Philips nevertheless continues to review and potentially remove smelters from its supply chain when Philips has concerns regarding their due diligence process and/or sourcing practices. This includes analysis of current events and related to applicable sanctions and embargoes. Given the fact that neither Philips nor its suppliers have a direct business relationship with the entities with respect to which Philips is further investigating concerns, the process takes time.

6. Determination

Philips has not been able to confirm the identification of a conflict-free status under the RMAP standards for all smelters used in its supply chain. However, none of the smelters identified in Philips’ supply chain is known to Philips as sourcing 3TG that directly or indirectly finances or benefits armed groups in the DRC or adjoining countries.

As a result of the due diligence measures performed, Philips provides below the known smelter facilities that may have been used to process 3TG metals contained in Philips’s products, and their conflict-free status. The conflict-free status is based on information the RMI provides to its members. Philips includes the category “RMI Active” as it shows smelters that committed to or are currently in the process of undertaking an audit. The list of smelter facilities provided in Section 8 of this Conflict Minerals Report includes all 332 entities that were confirmed to be eligible smelters.

This Conflict Minerals Report is intended to cover Philips’ entire product portfolio that uses 3TG. Given Philips’ large product portfolio and extensive supplier base, Philips does not have component level information from all 5,800 first tier suppliers. This means our list of processing smelters and refiners disclosed in Section 8 may contain more facilities than those that actually processed the conflict minerals contained in our products. As a result, the approach is to conduct supply chain due diligence and report at the company level for the entire product portfolio, rather than for specific Philips products. This enables Philips to focus its efforts on building, maintaining, and improving a robust due diligence program.

7. Steps to improve future Philips conflict minerals due diligence program

For reporting year 2022, Philips plans to:

•

Continue to leverage its position as a strategic partner in the European Partnership for Responsible Minerals (EPRM), a public-private cooperation that supports and complements the EU conflict minerals legislation. As a strategic partner, Philips will engage in responsible sourcing projects (with a scope broadened to other conflict and high-risk areas world-wide as well as a wider array of human rights and environmental issues addressed) in order to increase the supply and demand for responsibly sourced minerals. Furthermore, Philips will act as a liaison between EPRM and other responsible sourcing initiatives in which Philips participates (e.g. the Dutch Covenant on Gold).

•

Continue engagement with existing industry programs and groups, such as responsible sourcing and upstream impact programs and workgroups initiated under the Responsible Minerals Initiative (RMI), to encourage further adoption, improvement, and reliability in relevant programs, tools and standards.

•	Continue to reach out to smelters to encourage their participation in relevant responsible sourcing initiatives.

•	Strengthen our work with priority suppliers to:

•	help them understand and satisfy Philips’ responsible sourcing expectations

•	help them implement or further improve their due diligence process aligned with international best practices

•	investigate their supply chain and identify smelters

•	confirm the conflict-free status of identified smelters

•

Continue to communicate to priority suppliers Philips’ expectation that they steer their supply chain towards smelters audited as conformant to the Responsible Minerals Assurance Process (RMAP) or other equivalent programs.

•

Continue exploring its supply chain for cobalt and perform due diligence to include cobalt, which is not included in the definition of “conflict minerals” but has been linked to human rights risks in the DRC. In 2021, we reached a 100% response rate from cobalt suppliers.

8. List of smelter facilities

The table below represents a consolidated list of smelters (332 in total) identified by Philips’ priority suppliers. The results are based on:

•	Information provided by the selected priority suppliers in their CMRTs

•	RMI smelter reference list, as included in the CMRT version 6.1 (released April 28, 2021)

•	Smelter database information available to the RMI members – version May 3, 2022

Metal	Smelter ID	Standard Smelter Name	RMAP Compliant	RMI Active
Gold	CID000015	Advanced Chemical Company	YES	NO
Gold	CID000019	Aida Chemical Industries Co., Ltd.	YES	NO
Gold	CID000035	Agosi AG	YES	NO
Gold	CID000041	Almalyk Mining and Metallurgical Complex (AMMC)	YES	NO
Gold	CID000058	AngloGold Ashanti Corrego do Sitio Mineracao	YES	NO
Gold	CID000077	Argor-Heraeus S.A.	YES	NO
Gold	CID000082	Asahi Pretec Corp.	YES	NO
Gold	CID000090	Asaka Riken Co., Ltd.	YES	NO
Gold	CID000113	Aurubis AG	YES	NO
Gold	CID000128	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	YES	NO
Gold	CID000157	Boliden AB	YES	NO
Gold	CID000176	C. Hafner GmbH + Co. KG	YES	NO
Gold	CID000185	CCR Refinery – Glencore Canada Corporation	YES	NO
Gold	CID000189	Cendres + Metaux S.A.	YES	NO
Gold	CID000233	Chimet S.p.A.	YES	NO
Gold	CID000264	Chugai Mining	YES	NO
Gold	CID000359	DSC (Do Sung Corporation)	YES	NO
Gold	CID000401	Dowa	YES	NO
Gold	CID000425	Eco-System Recycling Co., Ltd. East Plant	YES	NO
Gold	CID000689	LT Metal Ltd.	YES	NO
Gold	CID000694	Heimerle + Meule GmbH	YES	NO
Gold	CID000707	Heraeus Metals Hong Kong Ltd.	YES	NO
Gold	CID000711	Heraeus Germany GmbH Co. KG	YES	NO
Gold	CID000801	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	YES	NO
Gold	CID000807	Ishifuku Metal Industry Co., Ltd.	YES	NO
Gold	CID000814	Istanbul Gold Refinery	YES	NO
Gold	CID000823	Japan Mint	YES	NO
Gold	CID000855	Jiangxi Copper Co., Ltd.	YES	NO
Gold	CID000920	Asahi Refining USA Inc.	YES	NO
Gold	CID000924	Asahi Refining Canada Ltd.	YES	NO
Gold	CID000937	JX Nippon Mining & Metals Co., Ltd.	YES	NO
Gold	CID000957	Kazzinc	YES	NO
Gold	CID000969	Kennecott Utah Copper LLC	YES	NO

Metal	Smelter ID	Standard Smelter Name	RMAP Compliant	RMI Active
Gold	CID000981	Kojima Chemicals Co., Ltd.	YES	NO
Gold	CID001078	LS-NIKKO Copper Inc.	YES	NO
Gold	CID001113	Materion	YES	NO
Gold	CID001119	Matsuda Sangyo Co., Ltd.	YES	NO
Gold	CID001147	Metalor Technologies (Suzhou) Ltd.	YES	NO
Gold	CID001149	Metalor Technologies (Hong Kong) Ltd.	YES	NO
Gold	CID001152	Metalor Technologies (Singapore) Pte., Ltd.	YES	NO
Gold	CID001153	Metalor Technologies S.A.	YES	NO
Gold	CID001157	Metalor USA Refining Corporation	YES	NO
Gold	CID001161	Metalurgica Met-Mex Penoles S.A. De C.V.	YES	NO
Gold	CID001188	Mitsubishi Materials Corporation	YES	NO
Gold	CID001193	Mitsui Mining and Smelting Co., Ltd.	YES	NO
Gold	CID001220	Nadir Metal Rafineri San. Ve Tic. A.S.	YES	NO
Gold	CID001236	Navoi Mining and Metallurgical Combinat	YES	NO
Gold	CID001259	Nihon Material Co., Ltd.	YES	NO
Gold	CID001325	Ohura Precious Metal Industry Co., Ltd.	YES	NO
Gold	CID001352	PAMP S.A.	YES	NO
Gold	CID001397	PT Aneka Tambang (Persero) Tbk	YES	NO
Gold	CID001498	PX Precinox S.A.	YES	NO
Gold	CID001512	Rand Refinery (Pty) Ltd.	YES	NO
Gold	CID001534	Royal Canadian Mint	YES	NO
Gold	CID001555	Samduck Precious Metals	YES	NO
Gold	CID001585	SEMPSA Joyeria Plateria S.A.	YES	NO
Gold	CID001622	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	YES	NO
Gold	CID001736	Sichuan Tianze Precious Metals Co., Ltd.	YES	NO
Gold	CID001761	Solar Applied Materials Technology Corp.	YES	NO
Gold	CID001798	Sumitomo Metal Mining Co., Ltd.	YES	NO
Gold	CID001875	Tanaka Kikinzoku Kogyo K.K.	YES	NO
Gold	CID001916	Shandong Gold Smelting Co., Ltd.	YES	NO
Gold	CID001938	Tokuriki Honten Co., Ltd.	YES	NO
Gold	CID001955	Torecom	YES	NO
Gold	CID001980	Umicore S.A. Business Unit Precious Metals Refining	YES	NO
Gold	CID001993	United Precious Metal Refining, Inc.	YES	NO
Gold	CID002003	Valcambi S.A.	YES	NO
Gold	CID002030	Western Australian Mint (T/a The Perth Mint)	YES	NO
Gold	CID002100	Yamakin Co., Ltd.	YES	NO
Gold	CID002129	Yokohama Metal Co., Ltd.	YES	NO
Gold	CID002224	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	YES	NO
Gold	CID002243	Gold Refinery of Zijin Mining Group Co., Ltd.	YES	NO
Gold	CID002290	SAFINA A.S.	YES	NO
Gold	CID002314	Umicore Precious Metals Thailand	YES	NO
Gold	CID002459	Geib Refining Corporation	YES	NO
Gold	CID002509	MMTC-PAMP India Pvt., Ltd.	YES	NO
Gold	CID002511	KGHM Polska Miedz Spolka Akcyjna	YES	NO
Gold	CID002516	Singway Technology Co., Ltd.	YES	NO

Metal	Smelter ID	Standard Smelter Name	RMAP Compliant	RMI Active
Gold	CID002560	Al Etihad Gold Refinery DMCC	YES	NO
Gold	CID002561	Emirates Gold DMCC	YES	NO
Gold	CID002580	T.C.A S.p.A	YES	NO
Gold	CID002582	REMONDIS PMR B.V.	YES	NO
Gold	CID002605	Korea Zinc Co., Ltd.	YES	NO
Gold	CID002606	Marsam Metals	YES	NO
Gold	CID002615	TOO Tau-Ken-Altyn	YES	NO
Gold	CID002761	SAAMP	YES	NO
Gold	CID002762	L’Orfebre S.A.	YES	NO
Gold	CID002763	8853 S.p.A.	YES	NO
Gold	CID002765	Italpreziosi	YES	NO
Gold	CID002778	WIELAND Edelmetalle GmbH	YES	NO
Gold	CID002779	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	YES	NO
Gold	CID002863	Bangalore Refinery	YES	NO
Gold	CID002918	SungEel HiMetal Co., Ltd.	YES	NO
Gold	CID002919	Planta Recuperadora de Metales SpA	YES	NO
Gold	CID002973	Safimet S.p.A	YES	NO
Gold	CID003189	NH Recytech Company	YES	NO
Gold	CID003424	Eco-System Recycling Co., Ltd. North Plant	YES	NO
Gold	CID003425	Eco-System Recycling Co., Ltd. West Plant	YES	NO
Gold	CID003575	Metal Concentrators SA (Pty) Ltd.	YES	NO
Gold	CID002708	Abington Reldan Metals, LLC	NO	YES
Gold	CID002852	GGC Gujrat Gold Centre Pvt. Ltd.	NO	YES
Gold	CID003421	C.I Metales Procesados Industriales SAS	NO	YES
Gold	CID003461	Augmont Enterprises Private Limited	NO	YES
Gold	CID003500	Alexy Metals	NO	YES
Gold	CID003529	Sancus ZFS (L’Orfebre, SA)	NO	YES
Gold	CID003615	WEEEREFINING	NO	YES
Gold	CID000778	HwaSeong CJ CO., LTD.	NO	NO
Gold	CID001546	Sabin Metal Corp.	NO	NO
Gold	CID001562	Samwon Metals Corp.	NO	NO
Gold	CID002872	Pease & Curren	NO	NO
Gold	CID003540	Sellem Industries Ltd.	NO	NO
Gold	CID000343	Daye Non-Ferrous Metals Mining Ltd.	NO	NO
Gold	CID000956	Kazakhmys Smelting LLC	NO	NO
Gold	CID002282	Morris and Watson	NO	NO
Gold	CID002562	International Precious Metal Refiners	NO	NO
Gold	CID003463	Kundan Care Products Ltd.	NO	NO
Gold	CID003487	Emerald Jewel Industry India Limited (Unit 1)	NO	NO
Gold	CID003488	Emerald Jewel Industry India Limited (Unit 2)	NO	NO
Gold	CID003489	Emerald Jewel Industry India Limited (Unit 3)	NO	NO
Gold	CID003490	Emerald Jewel Industry India Limited (Unit 4)	NO	NO
Gold	CID003548	MD Overseas	NO	NO
Gold	CID003557	Metallix Refining Inc.	NO	NO
Gold	CID003617	Value Trading	NO	NO

Metal	Smelter ID	Standard Smelter Name	RMAP Compliant	RMI Active
Gold	CID000493	JSC Novosibirsk Refinery	NO	NO
Gold	CID000929	JSC Uralelectromed	NO	NO
Gold	CID001029	Kyrgyzaltyn JSC	NO	NO
Gold	CID001204	Moscow Special Alloys Processing Plant	NO	NO
Gold	CID001326	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	NO	NO
Gold	CID001386	Prioksky Plant of Non-Ferrous Metals	NO	NO
Gold	CID001756	SOE Shyolkovsky Factory of Secondary Precious Metals	NO	NO
Gold	CID002850	AU Traders and Refiners	NO	NO
Gold	CID002857	Modeltech Sdn Bhd	NO	NO
Gold	CID000103	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	NO	NO
Gold	CID000180	Caridad	NO	NO
Gold	CID000197	Yunnan Copper Industry Co., Ltd.	NO	NO
Gold	CID000522	Refinery of Seemine Gold Co., Ltd.	NO	NO
Gold	CID000651	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	NO	NO
Gold	CID000671	Hangzhou Fuchunjiang Smelting Co., Ltd.	NO	NO
Gold	CID000767	Hunan Chenzhou Mining Co., Ltd.	NO	NO
Gold	CID000773	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	NO	NO
Gold	CID001056	Lingbao Gold Co., Ltd.	NO	NO
Gold	CID001058	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	NO	NO
Gold	CID001093	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	NO	NO
Gold	CID001362	Penglai Penggang Gold Industry Co., Ltd.	NO	NO
Gold	CID001619	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	NO	NO
Gold	CID001909	Great Wall Precious Metals Co., Ltd. of CBPM	NO	NO
Gold	CID001947	Tongling Nonferrous Metals Group Co., Ltd.	NO	NO
Gold	CID002312	Guangdong Jinding Gold Limited	NO	NO
Gold	CID002525	Shandong Humon Smelting Co., Ltd.	NO	NO
Gold	CID002527	Shenzhen Zhonghenglong Real Industry Co., Ltd.	NO	NO
Gold	CID002584	Fujairah Gold FZC	NO	NO
Gold	CID002588	Shirpur Gold Refinery Ltd.	NO	NO
Gold	CID002853	Sai Refinery	NO	NO
Gold	CID002865	Kyshtym Copper-Electrolytic Plant ZAO	NO	NO
Gold	CID002867	Degussa Sonne / Mond Goldhandel GmbH	NO	NO
Gold	CID002893	JALAN & Company	NO	NO
Gold	CID003153	State Research Institute Center for Physical Sciences and Technology	NO	NO
Gold	CID003186	Gold Coast Refinery	NO	NO
Gold	CID003324	QG Refining, LLC	NO	NO
Gold	CID003348	Dijllah Gold Refinery FZC	NO	NO
Gold	CID003382	CGR Metalloys Pvt Ltd.	NO	NO
Gold	CID003383	Sovereign Metals	NO	NO
Gold	CID003497	K.A. Rasmussen	NO	NO
Gold	CID001810	Super Dragon Technology Co., Ltd.	NO	NO
Gold	CID001032	L’azurde Company For Jewelry	NO	NO
Tantalum	CID000211	Changsha South Tantalum Niobium Co., Ltd.	YES	NO

Metal	Smelter ID	Standard Smelter Name	RMAP Compliant	RMI Active
Tantalum	CID000460	F&X Electro-Materials Ltd.	YES	NO
Tantalum	CID000616	XIMEI RESOURCES (GUANGDONG) LIMITED	YES	NO
Tantalum	CID000914	JiuJiang JinXin Nonferrous Metals Co., Ltd.	YES	NO
Tantalum	CID000917	Jiujiang Tanbre Co., Ltd.	YES	NO
Tantalum	CID001076	AMG Brasil	YES	NO
Tantalum	CID001163	Metallurgical Products India Pvt., Ltd.	YES	NO
Tantalum	CID001175	Mineracao Taboca S.A.	YES	NO
Tantalum	CID001192	Mitsui Mining and Smelting Co., Ltd.	YES	NO
Tantalum	CID001200	NPM Silmet AS	YES	NO
Tantalum	CID001277	Ningxia Orient Tantalum Industry Co., Ltd.	YES	NO
Tantalum	CID001508	QuantumClean	YES	NO
Tantalum	CID001522	Yanling Jincheng Tantalum & Niobium Co., Ltd.	YES	NO
Tantalum	CID001769	Solikamsk Magnesium Works OAO	YES	NO
Tantalum	CID001869	Taki Chemical Co., Ltd.	YES	NO
Tantalum	CID001891	Telex Metals	YES	NO
Tantalum	CID001969	Ulba Metallurgical Plant JSC	YES	NO
Tantalum	CID002492	Hengyang King Xing Lifeng New Materials Co., Ltd.	YES	NO
Tantalum	CID002504	D Block Metals, LLC	YES	NO
Tantalum	CID002505	FIR Metals & Resource Ltd.	YES	NO
Tantalum	CID002506	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	YES	NO
Tantalum	CID002508	XinXing HaoRong Electronic Material Co., Ltd.	YES	NO
Tantalum	CID002512	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	YES	NO
Tantalum	CID002539	KEMET de Mexico	YES	NO
Tantalum	CID002544	TANIOBIS Co., Ltd.	YES	NO
Tantalum	CID002545	TANIOBIS GmbH	YES	NO
Tantalum	CID002547	H.C. Starck Hermsdorf GmbH	YES	NO
Tantalum	CID002548	H.C. Starck Inc.	YES	NO
Tantalum	CID002549	TANIOBIS Japan Co., Ltd.	YES	NO
Tantalum	CID002550	TANIOBIS Smelting GmbH & Co. KG	YES	NO
Tantalum	CID002557	Global Advanced Metals Boyertown	YES	NO
Tantalum	CID002558	Global Advanced Metals Aizu	YES	NO
Tantalum	CID002707	Resind Industria e Comercio Ltda.	YES	NO
Tantalum	CID002842	Jiangxi Tuohong New Raw Material	YES	NO
Tantalum	CID003583	RFH Yancheng Jinye New Material Technology Co., Ltd.	YES	NO
Tantalum	CID000291	Guangdong Rising Rare Metals-EO Materials Ltd.	YES	NO
Tin	CID000228	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	YES	NO
Tin	CID000292	Alpha	YES	NO
Tin	CID000402	Dowa	YES	NO
Tin	CID000438	EM Vinto	YES	NO
Tin	CID000448	Estanho de Rondonia S.A.	YES	NO
Tin	CID000468	Fenix Metals	YES	NO
Tin	CID000538	Gejiu Non-Ferrous Metal Processing Co., Ltd.	YES	NO
Tin	CID000555	Gejiu Zili Mining And Metallurgy Co., Ltd.	YES	NO
Tin	CID001070	China Tin Group Co., Ltd.	YES	NO
Tin	CID001105	Malaysia Smelting Corporation (MSC)	YES	NO

Metal	Smelter ID	Standard Smelter Name	RMAP Compliant	RMI Active
Tin	CID001142	Metallic Resources, Inc.	YES	NO
Tin	CID001173	Mineracao Taboca S.A.	YES	NO
Tin	CID001182	Minsur	YES	NO
Tin	CID001191	Mitsubishi Materials Corporation	YES	NO
Tin	CID001231	Jiangxi New Nanshan Technology Ltd.	YES	NO
Tin	CID001305	Novosibirsk Processing Plant Ltd.	YES	NO
Tin	CID001314	O.M. Manufacturing (Thailand) Co., Ltd.	YES	NO
Tin	CID001337	Operaciones Metalurgicas S.A.	YES	NO
Tin	CID001399	PT Artha Cipta Langgeng	YES	NO
Tin	CID001402	PT Babel Inti Perkasa	YES	NO
Tin	CID001406	PT Babel Surya Alam Lestari	YES	NO
Tin	CID001428	PT Bukit Timah	YES	NO
Tin	CID001453	PT Mitra Stania Prima	YES	NO
Tin	CID001458	PT Prima Timah Utama	YES	NO
Tin	CID001460	PT Refined Bangka Tin	YES	NO
Tin	CID001463	PT Sariwiguna Binasentosa	YES	NO
Tin	CID001468	PT Stanindo Inti Perkasa	YES	NO
Tin	CID001477	PT Timah Tbk Kundur	YES	NO
Tin	CID001482	PT Timah Tbk Mentok	YES	NO
Tin	CID001490	PT Tinindo Inter Nusa	YES	NO
Tin	CID001539	Rui Da Hung	YES	NO
Tin	CID001758	Soft Metais Ltda.	YES	NO
Tin	CID001898	Thaisarco	YES	NO
Tin	CID001908	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	YES	NO
Tin	CID002036	White Solder Metalurgia e Mineracao Ltda.	YES	NO
Tin	CID002158	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	YES	NO
Tin	CID002180	Tin Smelting Branch of Yunnan Tin Co., Ltd.	YES	NO
Tin	CID002468	Magnu’s Minerais Metais e Ligas Ltda.	YES	NO
Tin	CID002503	PT ATD Makmur Mandiri Jaya	YES	NO
Tin	CID002517	O.M. Manufacturing Philippines, Inc.	YES	NO
Tin	CID002696	PT Cipta Persada Mulia	YES	NO
Tin	CID002706	Resind Industria e Comercio Ltda.	YES	NO
Tin	CID002773	Metallo Belgium N.V.	YES	NO
Tin	CID002774	Metallo Spain S.L.U.	YES	NO
Tin	CID002834	Thai Nguyen Mining and Metallurgy Co., Ltd.	YES	NO
Tin	CID002835	PT Menara Cipta Mulia	YES	NO
Tin	CID003116	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	YES	NO
Tin	CID003190	Chifeng Dajingzi Tin Industry Co., Ltd.	YES	NO
Tin	CID003205	PT Bangka Serumpun	YES	NO
Tin	CID003325	Tin Technology & Refining	YES	NO
Tin	CID003379	Ma’anshan Weitai Tin Co., Ltd.	YES	NO
Tin	CID003381	PT Rajawali Rimba Perkasa	YES	NO
Tin	CID003387	Luna Smelter, Ltd.	YES	NO
Tin	CID003524	CRM Synergies	YES	NO
Tin	CID003582	Fabrica Auricchio Industria e Comercio Ltda.	YES	NO

Metal	Smelter ID	Standard Smelter Name	RMAP Compliant	RMI Active
Tin	CID000309	PT Aries Kencana Sejahtera	NO	YES
Tin	CID001486	PT Timah Nusantara	NO	YES
Tin	CID002455	CV Venus Inti Perkasa	NO	YES
Tin	CID002756	Super Ligas	NO	YES
Tin	CID002816	PT Sukses Inti Makmur	NO	YES
Tin	CID003449	PT Mitra Sukses Globalindo	NO	YES
Tin	CID003486	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	NO	YES
Tin	CID003380	PT Masbro Alam Stania	NO	YES
Tin	CID002570	CV Ayi Jaya	NO	NO
Tin	CID001493	PT Tommy Utama	NO	NO
Tin	CID000942	Gejiu Kai Meng Industry and Trade LLC	NO	NO
Tin	CID002572	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	NO	NO
Tin	CID002858	Modeltech Sdn Bhd	NO	NO
Tin	CID003356	Dongguan CiEXPO Environmental Engineering Co., Ltd.	NO	NO
Tin	CID003397	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	NO	NO
Tin	CID003409	Precious Minerals and Smelting Limited	NO	NO
Tin	CID002015	VQB Mineral and Trading Group JSC	NO	NO
Tin	CID002500	Melt Metais e Ligas S.A.	NO	NO
Tin	CID002573	Nghe Tinh Non-Ferrous Metals Joint Stock Company	NO	NO
Tin	CID002574	Tuyen Quang Non-Ferrous Metals Joint Stock Company	NO	NO
Tin	CID002703	An Vinh Joint Stock Mineral Processing Company	NO	NO
Tin	CID003208	Pongpipat Company Limited	NO	NO
Tin	CID003410	Gejiu City Fuxiang Industry and Trade Co., Ltd.	NO	NO
Tin	CID001421	PT Belitung Industri Sejahtera	NO	NO
Tin	CID001457	PT Panca Mega Persada	NO	NO
Tin	CID002478	PT Tirus Putra Mandiri	NO	NO
Tungsten	CID000004	A.L.M.T. Corp.	YES	NO
Tungsten	CID000105	Kennametal Huntsville	YES	NO
Tungsten	CID000218	Guangdong Xianglu Tungsten Co., Ltd.	YES	NO
Tungsten	CID000258	Chongyi Zhangyuan Tungsten Co., Ltd.	YES	NO
Tungsten	CID000568	Global Tungsten & Powders Corp.	YES	NO
Tungsten	CID000766	Hunan Chenzhou Mining Co., Ltd.	YES	NO
Tungsten	CID000769	Hunan Chunchang Nonferrous Metals Co., Ltd.	YES	NO
Tungsten	CID000825	Japan New Metals Co., Ltd.	YES	NO
Tungsten	CID000875	Ganzhou Huaxing Tungsten Products Co., Ltd.	YES	NO
Tungsten	CID000966	Kennametal Fallon	YES	NO
Tungsten	CID002044	Wolfram Bergbau und Hutten AG	YES	NO
Tungsten	CID002082	Xiamen Tungsten Co., Ltd.	YES	NO
Tungsten	CID002315	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	YES	NO
Tungsten	CID002316	Jiangxi Yaosheng Tungsten Co., Ltd.	YES	NO
Tungsten	CID002317	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	YES	NO
Tungsten	CID002318	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	YES	NO
Tungsten	CID002319	Malipo Haiyu Tungsten Co., Ltd.	YES	NO

Metal	Smelter ID	Standard Smelter Name	RMAP Compliant	RMI Active
Tungsten	CID002320	Xiamen Tungsten (H.C.) Co., Ltd.	YES	NO
Tungsten	CID002321	Jiangxi Gan Bei Tungsten Co., Ltd.	YES	NO
Tungsten	CID002494	Ganzhou Seadragon W & Mo Co., Ltd.	YES	NO
Tungsten	CID002502	Asia Tungsten Products Vietnam Ltd.	YES	NO
Tungsten	CID002513	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	YES	NO
Tungsten	CID002541	H.C. Starck Tungsten GmbH	YES	NO
Tungsten	CID002542	TANIOBIS Smelting GmbH & Co. KG	YES	NO
Tungsten	CID002543	Masan High-Tech Materials	YES	NO
Tungsten	CID002551	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	YES	NO
Tungsten	CID002589	Niagara Refining LLC	YES	NO
Tungsten	CID002641	China Molybdenum Tungsten Co., Ltd.	YES	NO
Tungsten	CID002645	Ganzhou Haichuang Tungsten Co., Ltd.	YES	NO
Tungsten	CID002649	Hydrometallurg, JSC	YES	NO
Tungsten	CID002724	Unecha Refractory metals plant	YES	NO
Tungsten	CID002827	Philippine Chuangxin Industrial Co., Inc.	YES	NO
Tungsten	CID002830	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	YES	NO
Tungsten	CID002833	ACL Metais Eireli	YES	NO
Tungsten	CID002845	Moliren Ltd.	YES	NO
Tungsten	CID003388	KGETS Co., Ltd.	YES	NO
Tungsten	CID003401	Fujian Ganmin RareMetal Co., Ltd.	YES	NO
Tungsten	CID003407	Lianyou Metals Co., Ltd.	YES	NO
Tungsten	CID003408	JSC “Kirovgrad Hard Alloys Plant”	YES	NO
Tungsten	CID003417	Hubei Green Tungsten Co., Ltd.	YES	NO
Tungsten	CID003468	Cronimet Brasil Ltda	YES	NO
Tungsten	CID003609	Fujian Xinlu Tungsten Co., Ltd.	YES	NO
Tungsten	CID003416	NPP Tyazhmetprom LLC	NO	YES
Tungsten	CID003427	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	NO	YES
Tungsten	CID003612	OOO “Technolom” 2	NO	YES
Tungsten	CID003614	OOO “Technolom” 1	NO	YES
Tungsten	CID002313	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	NO	NO
Tungsten	CID000281	CNMC (Guangxi) PGMA Co., Ltd.	NO	NO
Tungsten	CID003553	Artek LLC	NO	NO
Tungsten	CID003643	LLC Vostok	NO	NO

9. Data sources used

•	RMI Reasonable Country of Origin Inquiry report – version March 25, 2022

•	CMRTs received from priority suppliers until 30 April 2022

•	RMI smelter reference list, as included in the CMRT version 6.1 (released April 28, 2021)

•	Smelter database information available to the RMI members – version May 3, 2022

10. Abbreviations

Abbreviation	Term
3TG	Tin, tantalum, tungsten, and gold
CAHRA	Conflict Affected or High Risk Area
CFSI	Conflict Free Sourcing Initiative
CFSP	Conflict Free Smelter Program
CMRT	RMI Conflict Minerals Reporting Template
EICC	Electronics Industry Citizenship Coalition
EPRM	European Partnership for Responsible Minerals
Form SD	Specialized Disclosure Form
GBP	General Business Principles
GeSI	Global e-Sustainability Initiative
OECD	Organization for Economic Cooperation and Development
RBA	Responsible Business Alliance
RCOI	Reasonable Country of Origin Inquiry
RMAP	Responsible Minerals Assurance Process
RMI	Responsible Minerals Initiative
SEC	Securities and Exchange Commission
SSD	Supplier Sustainability Declaration